Exhibit 99.2

NEWS RELEASE

Shoe Pavilion Reports Preliminary Unaudited 2005 Results

2005 Year Highlights:
  Top Line Sales Growth of 19.5% for year
  EPS increased 20.0% over prior year

Sherman Oaks, California - February 24, 2006.- Shoe Pavilion, Inc. (Nasdaq NM: SHOE) today announced preliminary unaudited results for its fourth quarter 2005, which ended December 31, 2005.

Shoe Pavilion reported preliminary unaudited net income of $1.3 million, or $0.17 cents per diluted share, for the fourth quarter ended December 31, 2005 compared to net income of $1.0 million or $0.14 cents per diluted share, for the fourth quarter ended in January 1, 2005.

For all of fiscal 2005, the Company reported preliminary unaudited net income of $2.7 million or $0.36 cents per diluted share compared to $2.1 million or $0.30 cents per diluted share for the same period last year.

Comparable store net sales increased 5.5% for the fourth quarter ending December 31, 2005 as compared to the same period last year. Net sales for the fourth quarter ended December 31, 2005 increased 18.9% or $29.5 million from $24.8 million for the same period last year.

Comparable store net sales for the twelve months ended December 31, 2005 increased 6.9% from the same period last year. Net sales for the twelve months ended December 31, 2005 increased 19.5% or $102.5 million from $85.8 million for the same period last year.

Gross profit for the full year of 2005 was $36.0 million or 35.1% of net sales compared to $29.9 million or 34.9% for the prior year. Selling, general and administrative expense for the full year of 2005 was $31.1 million or 30.4% of net sales compared to $26.2 million or 30.5% of net sales for the prior year.

The Company opened 10 new stores and closed 6 stores during 2005 as part of its strategic plan to close smaller stores upon lease expiration and open larger stores in power retail centers.

Dmitry Beinus, Chairman and CEO, stated "I am extremely pleased with our operating performance results for the year. We achieved increases and improvement in sales, gross profit and net income in 2005."

Conference Call Information:

Dmitry Beinus, Chairman and CEO, and Neil T. Watanabe, EVP and CFO, will host a conference call to discuss the preliminary unaudited fourth quarter and fiscal 2005 results on Friday, February 24, 2006, at 11:00 a.m. Eastern Standard Time (8:00 a.m. Pacific Standard Time).

To participate, please dial 866-200-5830 or 732- 694-1588 and enter pin code 182158# a few minutes prior to the call to establish your line. Participants will be in listen-only mode followed by an open question and answer session.

A phone replay will also be available through March 8, 2006 by calling 866-206-0173 and entering the Conference Reference Code 167173#

Shoe Pavilion is an independent off-price branded footwear retailer in the Western United States. It offers a broad selection of women's, men's and children's designer label and branded footwear, typically at 20% to 60% below department store regular prices. The Company has 93 stores in California, Washington, Oregon, Arizona, Nevada and Texas.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: this press release contains certain forward- looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include, without limitations, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting retail market conditions, the Company's ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management's ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely manner. Other risk factors are detailed in the Company's filings with the Securities and Exchange Commission. The Company intends these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.

Contact: Neil T. Watanabe, EVP & CFO
             (818) 907- 9975

SHOE PAVILION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts and number of stores)

	13-Weeks ended	13-Weeks ended	52-Weeks ended	52-Weeks ended
	December 31,	January 1,	December 31,	January 1,
	2005	2005	2005	2005
	Unaudited	Unaudited	Unaudited

Total net sales	$ 29,480	$ 24,797	$ 102,529	$ 85,770
Cost of sales and related occupancy expenses	18,705	15,551	66,526	55,831
Gross profit	10,775	9,245	36,003	29,940
Selling expenses	6,118	5,679	22,264	19,266
General and administrative expenses	2,474	1,837	8,868	6,924
Income (loss) from operations	2,183	1,730	4,871	3,750
Interest expense	(130)	(117)	(512)	(361)
Other income	1	0	1	10
Income (loss) before income taxes	2,054	1,613	4,360	3,399
Income tax (expense) benefit	(792)	(622)	(1,697)	(1,333)
Net income (loss)	$ 1,262	$ 991	$ 2,663	$ 2,066

Earnings (loss) per share:
Basic	$ 0.18	$ 0.15	$ 0.37	$ 0.30
Diluted	$ 0.17	$ 0.14	$ 0.36	$ 0.30

Weighted average shares outstanding:
Basic	7,199	6,801	7,199	6,800
Diluted	7,477	6,970	7,477	6,909

Stores operated at end of period	90	86	90	86